Exhibit 99.5

American Campus Communities Announces a Series of Executive Promotions and Upcoming Retirement of CFO

AUSTIN, Texas, January 10, 2017—American Campus Communities (NYSE: ACC), the nation’s largest owner, manager and developer of high-quality student housing properties in the U.S., today announced it is advancing its succession plan with a series of internal promotions to ensure the company is fully exploiting the breadth of executive talent available to further advance the company’s long term strategic business plan and to facilitate orderly executive succession well into the next decade.

Effective immediately, the company is separating the roles of President and Chief Executive Officer, with Bill Bayless remaining as CEO and Jim Hopke, Chief Operating Officer, being promoted to the position of President. In this role, Jim will continue to report directly to the CEO and provide executive oversight of day-to-day business operations, advance the company’s asset and portfolio management functions, and focus on furthering American Campus’ best in class operating platform including strategic oversight of the company’s next gen systems development working closely with Chief Technology Officer Jorge de Cardenas.

Also effective immediately, Jennifer Beese, Executive Vice President of Operations, Marketing, and Leasing is being promoted to the position of Chief Operating Officer and will continue to report directly to Mr. Hopke. Ms. Beese will continue to provide executive oversight of marketing, leasing and property operations, and functional support services. She will also assume executive responsibility for human resources, corporate administration and company culture. Hopke and Beese have a combined 30 plus years with the company and have been leading its operations since 2014.

In addition, Jon Graf will step down as Chief Financial Officer on March 31, 2017 and will be retiring from the company on June 30, 2017. Graf has been an integral part of the executive team, having joined the company in conjunction with its IPO in 2004; initially serving as Corporate Controller, being promoted to Chief Accounting Officer in 2005, and ultimately serving as Chief Financial Officer since 2007. He led the company’s financial operations through periods of substantial growth during which American Campus came to be recognized as the industry’s ‘best in class’ company. He will continue to work closely with his successors in the finance and accounting departments during the upcoming transition period.

Daniel Perry, EVP of Corporate Finance & Capital Markets, who for years has been the company’s lead executive interacting with investors, analysts and the banking community will be promoted to Chief Financial Officer, effective March 31, 2017. Perry joined the company in 2005 from Citigroup where he had worked on the company’s IPO.

Effective immediately, Kim Voss, EVP and Controller, who joined the company in 2004 from AMB, is being promoted to the position of Chief Accounting Officer reporting directly to the CFO. Voss has provided executive oversight of the company’s corporate accounting, property accounting and public company reporting since her promotion to EVP in May of 2015.

“On behalf of the entire Board of Directors, I’d like to recognize and thank Jon Graf for more than a decade of service to American Campus and wish him well in his retirement from the company,” said Ed Lowenthal, Independent Chairman of the Board. “For nearly a decade, the Board has been working hand in hand with Bill on executive development and succession planning. These promotions represent a milestone related to that work and set the stage for smooth executive succession in the decades ahead.”

“It is very exciting to see each one of these talented executives continue to advance their careers with American Campus”, said Bill Bayless, CEO. “Jim and I look forward to fully developing the next generation of executives that will lead this company for decades to come. Jennifer, Daniel and Kim, along with William Talbot, our Chief Investment Officer, have been impact players throughout their careers at American Campus and I am confident they will make even greater contributions at the next levels of executive leadership. It’s truly an honor for me to continue to lead the industry’s most talented group of executives as CEO.”

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements under the federal securities law. These statements are based on current expectations, estimates and projections about the industry and markets in which American Campus operates, management’s beliefs, and assumptions made by management. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict.

About American Campus Communities

American Campus Communities, Inc. is the largest owner, manager and developer of high-quality student housing communities in the United States. The company is a fully integrated, self-managed and self-administered equity real estate investment trust (REIT) with expertise in the design, finance, development, construction management and operational management of student housing properties. As of September 30, 2016, American Campus Communities owned 170 student housing properties containing approximately 105,300 beds. Including its owned and third-party managed properties, ACC’s total managed portfolio consisted of 205 properties with approximately 133,600 beds. Visit www.americancampus.com.

American Campus Communities, Inc.

Gina Cowart, 512-732-1000

Media Relations